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                                                                     EXHIBIT 8.2
                                                                     -----------
BOWDITCH & DEWEY, LLP                                  311 Main Street
                                                       Worcester, MA  01608-1552
                                                       Telephone: (508) 791-3511
                                                       Facsimile: (508) 756-7636

                                                       September 18, 2000


Aquila Biopharmaceuticals, Inc.
175 Crossing Boulevard
Framingham, MA

Ladies and Gentlemen:

     We have acted as counsel to Aquila Biopharmaceuticals, Inc. ("Aquila"), a Delaware corporation, in connection with the proposed merger (the "Merger") of St. Marks Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Antigenics Inc. ("Antigenics"), a Delaware corporation, with and into Aquila, in a transaction in which Aquila will continue as the surviving corporation and a wholly-owned subsidiary of Antigenics, and the separate corporate existence of Merger Sub will cease. The Merger will be consummated pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among Aquila, Merger Sub and Antigenics dated as of August 18, 2000. The Merger is described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the documents related thereto.

     In preparing this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the Registration Statement (the "Proxy Statement"), (iii) the tax representation letters delivered to us by Aquila, Merger Sub and Antigenics in connection with this opinion (the "Representation Letters"), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     In rendering this opinion, we have assumed without investigation or verification that the facts relating to the Merger as described in the Proxy Statement are true, correct and complete in all material respects; that all representations and warranties contained in the Proxy Statement, the Merger Agreement and the Representation Letters are, at the time they are made, and will remain at all times through the Effective Time, true, correct and complete and may be relied upon by us at the time they are made and at all times through the Effective Time; that any representation in any of the documents referred to herein that is made "to the best of the knowledge and belief" (or similar qualification) of

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Aquila Biopharmaceuticals, Inc.
September 18, 2000
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any person or party is, and at the Effective Time will be, true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have further assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; that the Merger will be consummated at the Effective Time pursuant to the terms, conditions and covenants set forth in the Merger Agreement (including, without limitation, the effecting of the Merger in accordance with the General Corporation Law of the State of Delaware) without the waiver or modification of any such terms, conditions and covenants; and that Aquila, Merger Sub and Antigenics each will comply with all reporting obligations required under the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations thereunder applicable to the Merger. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretive rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation, and such other authorities as we have considered relevant. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the law after the Effective Time.

     No ruling has been or will be sought from the IRS by Aquila, Merger Sub or Antigenics as to the United States federal income tax consequences of any aspect of the Merger, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         Based upon and subject to the foregoing, the discussion in the Joint Proxy Statement under the heading "Material United States Federal Income Tax Consequences of the Merger," subject to the limitations and qualifications described therein, fairly and accurately constitutes our opinion as to the material United States federal income tax consequences of the Merger.

     Our opinion addresses only the specific United States federal income tax consequences of the Merger set forth herein, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger or any other transaction (including any transactions undertaken in connection with the Merger).


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Aquila Biopharmaceuticals, Inc.
September 18, 2000
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         This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be used, circulated, quoted, or otherwise referred to for any other purpose. We hereby consent to the use of our name under the caption "Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Sincerely,


                                                 /s/ Bowditch & Dewey, LLP
                                                 -------------------------------
                                                 Bowditch & Dewey, LLP